An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated _____, 2018

NeoVolta, Inc.

Minimum offering of ______ shares / Maximum offering of ______ shares

________________________

We are offering a minimum of ______ shares of common stock and a maximum of ______ shares of common stock on a “best efforts” basis. If $______ million in subscriptions for the shares is not deposited in escrow on or before ________, 2019 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited during the Minimum Offering Period, the offering may continue until the date when all shares have been sold or the date that is ______ months from this offering being qualified by the Securities and Exchange Commission (“SEC”).

We expect to commence the offer and sale of the shares as of the date on which the offering statement of which this Offering Circular is a part is qualified by the SEC. Our common stock is not listed on any national securities exchange or in the over-the-counter inter-dealer quotation system and there is no market for our common stock. We intend, upon qualification, to engage a market maker to apply for quotation on one of the tiers of the OTC Markets (the “OTC Market”). There can be no assurance that such an application for quotation will be approved.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this offering.

We expect that the offering price will be $______ per share.

	Number of shares	Price to public	Commissions (1)	Proceeds to issuer (2)
To public in this offering:
Per share:
Total Minimum:
Total Maximum:

(1)

This table depicts broker-dealer commissions of 1.0% of the gross offering proceeds. Please refer to the section entitled “Plan of Distribution” for additional information regarding total broker/dealer compensation. In addition, we have agreed to reimburse Sageworks Capital LLC for its reasonable out-of-pocket expenses  up to $8,000.

(2)

After deducting expenses of the Offering, which are estimated to be approximately $______. Does not include any marketing expenses for this offering as described in “Use of Proceeds”. See the “Plan of Distribution” for details regarding the compensation payable in connection with this offering. This amount represents the proceeds of the offering to the Company, which will be used as set out in “Use of Proceeds to Issuer.”

The shares are being offered on a best efforts basis by the Company and through Sageworks Capital LLC a broker/dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”).

The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The offering is expected to expire on the first of: (i) if this minimum offering amount has been received during the Minimum Offering Period, the date when all shares have been sold or the date that is ______ months from this offering being qualified by the SEC; or (ii) the date on which the offering is sooner terminated by the company’s CEO. We have engaged ______ to serve as escrow agent for this offering. Funds shall be deposited in an escrow account at a FDIC insured bank. Funds will be promptly refunded without interest, for sales that are not consummated. All funds received shall be held only in a non-interest bearing bank account. Upon each closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “Use of Proceeds” in this Offering Circular.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

_________________________________

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Sageworks Capital LLC

Offering Circular dated ______________, 2018

ii

______________________________

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

______________________________

iii

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to the “Company,” “we,” “us” and “our” refer to NeoVolta, Inc.

Our Company

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), which can store and use energy via batteries and an inverter at a residential site.  Our market place is the solar industry, installers, new construction homebuilders, home remodelers, and homeowners. Our NV14 ESS seeks to provide more hybrid (120V / 240V) inverter and battery power, efficiency, and operating options, using Lithium Iron Phosphate (LiFePO4) batteries that have very high Depth of Discharge (DoD) cycles and a high thermal range (heat and cold tolerances), all contained in one integrated cabinet.

To date, we have completed the initial design work and entered the testing phase of our first offering, the NV14. In September 2018, we completed our first production representative prototype, which was modified in November 2018, and expect to submit the NV14 for the certifications required to sell the NV14 by early December 2018. Upon the receipt of such certification, which is expected in December 2018, we plan to commence manufacturing the NV14 and ramping up sales and marketing efforts. We will rely on contracted manufacturing partners to produce the NV14. Although we will be selling and marketing across the United States, our initial market is San Diego, California. Per SDG&E, there are more than 200,000 solar customers as of 2017, half of which operate via AC micro-inverters and half operate via AC inverters. As such, we believe the San Diego is an ideal market for our initial market injection.

The NV14 is a complete ESS with a 7680-Watt Hour Inverter and 14.4 kWh Battery System (three 4.8 kWh batteries) all incorporated in one NEMA Type 3R rated indoor/outdoor cabinet system with all UL and electrical certifications and fire code requirements. The NV14 will be capable of storing and using either inverted (AC) photovoltaic or non-inverted (DC) photovoltaic power via the 14.4 kWh Battery System. The NV14 system will charge the batteries with excess AC or DC photovoltaic power during daylight conditions. The inverter will invert DC battery power into AC power during periods of darkness or higher use periods.  By doing this, customers will be consuming their solar photovoltaic production instead of sending excess photovoltaic power to the grid, which will assist the customer in consuming electricity at the lowest rates possible.

We expect that the NV14 will have a larger capacity battery with better depth-of-discharge characteristics using Lithium Iron Phosphate (LiFePO4) chemistry and a higher output inverter (7680 Watt hours) than many of our comparative competitors who use 5,000 Watt inverters. The cabinet will be rated for indoor/outdoor installation (NEMA Type 3R) allowing for more installation configurations and the ability to fit more residential customer use cases. We believe we can offer this product at a lower price per kilowatt-hour of storage than many of the comparative products. The main components, batteries and inverters, for the NV14 will originate overseas and must be imported. As such, international trade relations, fluctuating currencies, and challenges of communication with foreign companies may create additional risks to our business.

We intend to sell wholesale to local installers and homebuilders.

Risks Relating to Our Business

As an early stage company, our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•

our chief executive officer and our chief financial officer are currently working for us on a part time basis;

•

we have never been profitable, have not generated any revenue to date and we expect to incur significant additional losses before becoming profitable;

•

our prospects depend entirely on our ability to market and sell our energy storage system, which is our sole product; and

•

we currently have no patents protecting our intellectual property and we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (JOBS Act), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•

a requirement to provide only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•

exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•

reduced disclosure obligations regarding executive compensation; and

•

exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this offering circular. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our principal executive offices are located at 7660-H Fay Avenue, #359, La Jolla, California 92037. Our website address is www.neovolta.com. The information on or accessible through our website is not part of this offering statement.

The Offering

Common Stock we are offering	Minimum of ______ shares of common stock Maximum of ______ shares of common stock

Common Stock outstanding before this offering	______ shares of common stock

Use of proceeds	We intend to use the proceeds from this offering primarily to ______ and for working capital. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Escrow

The offering will terminate upon the earlier of: (i) a date after which at least ______ shares of common stock have been subscribed for or (ii) the date that is ______ months from this offering being qualified by the SEC. All subscription proceeds will be held in an escrow account at ______ which is serving as the escrow agent for this offering. If at least ______ shares are not sold by ________, 2018, which we refer to as the Minimum Offering Period, all funds will be promptly returned to investors without interest or deduction.

Proposed listing

Our common stock is not listed for trading on any exchange or automated quotation system. We intend, upon qualification, to engage a market maker to apply for quotation on the OTC Market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), nor can there be any assurance that such an application for quotation will be approved.

The number of shares of common stock outstanding before this offering does not give effect to:

•

______ shares of common stock that will issuable upon the conversion of our outstanding convertible notes (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth assumes no such limitation on the conversion of the notes; and

•

______ shares available for future issuance under the NeoVolta, Inc. 2018 Stock Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, you may lose all or part of your investment.

Risks Related to the Company’s Business and Industry

We are a start-up company, do not expect to sell our first product until the fourth quarter of 2018, and our subject to the risks associated with start-up ventures.

We formed our corporation in 2018. Since formation, we have focused on research, development and certification of our first energy storage system. We have not yet sold any products, and we may never achieve commercial success with our energy storage systems. We have no meaningful historical financial data upon which we may base our projected revenue and operating expenses. Our limited operating history makes it difficult for potential investors to evaluate our technology or prospective operations and business prospects. As a pre-revenue company, we are subject to all the risks inherent in business development, financing, unexpected expenditures, and complications and delays that often occur in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may experience in the future, delays or other complications in the design, manufacture, launch and production ramp of our energy storage products which could harm our brand, business, prospects, financial condition and operating results.

We may encounter unanticipated challenges, such as supply chain constraints, that lead to initial delays in producing and ramping our energy storage products. In addition, because our energy storage products share certain production facilities with other customers, the volume or efficiency of production may lead to bottlenecks that impact the production. Any significant delay or other complication in the production of our products or the development, manufacture, launch and production ramp of our future products, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining regulatory approvals, could materially damage our brand, business, prospects, financial condition and operating results.

We may be unable to meet our growing energy storage production plans and delivery plans, any of which could harm our business and prospects.

Our plans call for achieving and sustaining significant increases in energy storage systems production and deliveries. Our ability to achieve these plans will depend upon a number of factors, including our ability to utilize installed manufacturing capacity, achieve the planned production yield and further increase capacity as planned while maintaining our desired quality levels and optimize design and production changes, and our suppliers’ ability to support our needs. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results could be materially damaged.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our products contain numerous purchased parts which we intend to source globally from direct suppliers, the majority of whom are currently single-source suppliers. Any significant unanticipated demand would require us to procure additional components in a short amount of time. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products.

If we encounter unexpected difficulties with key suppliers such as our lithium-iron phosphate cell supplier, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our products. This limited, and in many cases single source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our products. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to product design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

There is no assurance that our suppliers will ultimately be able to meet our cost, quality and volume needs, or do so at the times needed. Furthermore, as the scale of our energy storage systems increase, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

We will initially be selling one product and if the sole product that we sell or install fails to perform as expected, our reputation could be harmed and our ability to develop, market and sell our products and services could be harmed.

If our energy products were to contain defects in design and manufacture that cause them not to perform as expected or that require repair, or take longer than expected to become enabled or are legally restricted, our ability to develop, market and sell our products and services could be harmed. While we intend to perform internal testing on the products we manufacture, as a start-up company we currently have a no frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our battery packs, and energy storage products. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or installation for consumers. Any product defects, delays or legal restrictions on product features, or other failure of our products to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

If we fail to scale our business operations and otherwise manage future growth and adapt to new conditions effectively as we grow our company, we may not be able to produce, market, sell and service our products successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future operating results depend to a large extent on our ability to manage our expansion and growth successfully. We may not be successful in undertaking this expansion if we are unable to control expenses and avoid cost overruns and other unexpected operating costs; adapt our products and conduct our operations to meet local requirements; implement the required infrastructure, systems and processes; and find and hire a significant number of additional manufacturing, engineering, service, electrical installation, construction and administrative personnel.

If we are unable to achieve our targeted manufacturing costs for our energy storage products our financial condition and operating results will suffer.

As a start-up company, we have no historical data that allows to ensure our targeted manufacturing costs will be achievable. While we expect in the future to better understand our manufacturing costs, there is no guarantee we will be able to achieve sufficient cost savings to reach our gross margin and profitability goals. We may also incur substantial costs or cost overruns in utilizing and increasing the production capability of our energy storage system facilities.

If we are unable to achieve production cost targets on our products pursuant to our plans, we may not be able to meet our gross margin and other financial targets. Many of the factors that impact our manufacturing costs are beyond our control, such as potential increases in the costs of our materials and components, such as lithium iron phosphate, nickel and other components of our battery cells. If we are unable to continue to control and reduce our manufacturing costs, our operating results, business and prospects will be harmed.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium iron phosphate cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We will use various materials in our business, including lithium iron phosphate cells, from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of energy storage products by our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to lithium iron phosphate cells. These risks include:

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an increase in the cost, or decrease in the available supply, of materials used in the cells;

•

disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•

fluctuations in the value of the Chinese Renminbi against the U.S. dollar as our battery-cell purchases for cells used in our energy storage products will be denominated in Chinese Renminbi.

Our business is dependent on the continued supply of battery cells for the battery packs used in our energy storage products. Any disruption in the supply of battery cells could disrupt production of our battery packs we will require for our energy storage product. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of energy storage orders and therefore materially and adversely affect our brand, image, business, prospects and operating results.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Although we believe we have designed our products for safety, product liability claims, even those without merit, could harm our business, prospects, operating results and financial condition. Our risks in this area are particularly pronounced given that we have not yet begun to deliver energy storage products. Moreover, a product liability claim could generate substantial negative publicity about our products and business and could have material adverse effect on our brand, business, prospects and operating results.

The markets in which we operate are in their infancy highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established domestic and international competitors and expect to face competition from others in the future, including competition from companies with new technology.

The worldwide energy storage market, is in its infancy and we expect it will become more competitive in the future. There is no assurance that our energy storage systems will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the energy storage market. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower unit sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results. The energy storage industry is highly competitive.

We face competition from other manufacturers, developers and installers of energy storage systems, as well as from large utilities. Decreases in the retail prices of electricity from utilities or other renewable energy sources could make our products less attractive to customers.

Our products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results.

As a manufacturer of energy storage systems, we are impacted by federal, state and local regulations and policies concerning electricity pricing, the interconnection of electricity generation and storage equipment with the electric grid, and the sale of electricity generated by third-party owned systems. For example, existing or proposed regulations and policies would permit utilities to limit the amount of electricity generated by our customers with their solar energy systems, adjust electricity rate designs such that the price of our products may not be competitive with that of electricity from the grid, restrict us and our customers qualifying for government incentives and benefits that apply to renewable energy, and limit or eliminate net energy metering. If such regulations and policies remain in effect or are adopted in other jurisdictions, or if other regulations and policies that adversely impact the interconnection or use of our energy storage systems are introduced, they could deter potential customers from purchasing our energy storage products, which could harm our business, prospects, financial condition and results of operations.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Others, including our competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, the holders of such intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. We may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase our operating expenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services we offer, to pay substantial damages and/or license royalties, to redesign our products and services, and/or to establish and maintain alternative branding for our products and services. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Potential tariffs or a global trade war have increased our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

Recently, the Trump Administration announced tariffs on goods imported from China in connection with China's intellectual property practices and in September 2018 initiated $200 billion in potential new tariffs on goods imported from China. Our products will depend on materials from China, namely inverters and batteries, which are the main components of our products. As of November 2018, inverters were listed on the tariff list with a tariff of 10%, which tariff is currently schedule to increase to 25% on December 31, 2018. As of November 2018, LiFePO4 batteries are not listed on the tariff list. Presently, none of our other raw materials are included in the latest list of products subject to tariffs. However, the Trump Administration could impose new China tariffs.  If the batteries we use in our products from China become listed on new tariff lists, then the cost of our batteries could increase by 10 to 25 percent, which would materially increase our costs to produce our products.

Risks Related to Our Common Stock and this Offering

Our executive officers and directors will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this offering, and assuming the conversion of all of our outstanding convertible notes upon the closing of this offering, subject to the limitations on conversion set forth in such notes, the existing holdings of our executive officers and directors will be, in the aggregate, approximately ______% of our outstanding common stock, assuming we complete the minimum offering, and approximately ______ % of our outstanding common stock, assuming we complete the maximum offering. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Our chief executive officer and our chief financial officer are currently working for us on a part-time basis.

Our two employees and officers, Brent Willson and Steve Bond, are currently part-time and provide services to other companies. As such, we do not have any full-time employees devoting their time to our business. However, our CEO, Brent Willson, is expected to be full-time prior to this offering.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to ______ and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no public market for the common stock being sold in this offering, one may never develop, and if one develops it may not develop for several months after the closing of this offering during which time investors will be unable to sell their shares.

There is no established public trading market for the common stock being offered in this offering. We expect that a public market will develop, although we can make no assurances to this effect. We intend, upon qualification, to engage a market maker to apply for quotation on the OTC Market. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. In addition, the process of obtaining a quotation, if successful, may take several months to complete. During this time, investors in this offering will have no practical ability to sell their shares. Without an active market, the liquidity of the common stock will be limited.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Market, any secondary market for our common stock will likely be limited and sporadic. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We expect that our common stock may become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The best efforts structure of this offering may yield insufficient gross proceeds to fully execute on our business plan.

We are offering our common stock in this offering on a best efforts basis. No underwriter is required to sell any specific number or dollar amount of common stock, but any broker-dealers we retain will use their best efforts to sell the shares offered by us. As a “best efforts” offering, there can be no assurance that we will successfully raise any amounts hereunder.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this offering circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We will incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $______ per share if the minimum number of shares are sold and $______ per share if the maximum number of shares are sold, based on a $______ initial public offering price, for purposes of the dilution calculations we have assumed the conversion of all of our outstanding unsecured convertible promissory notes into shares of our common stock contemporaneously with the closing of this offering (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth above assumes no such limitation on the conversion of the notes. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Prior to this offering commencing, our articles of incorporation will be amended to authorize us to issue up to ______ shares of common stock and ______ shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•

the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

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the last day of the fiscal year following the fifth anniversary of this offering;

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the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•

the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

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have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

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submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•

include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•

may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•

are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this offering circular and are subject to a number of risks, uncertainties and assumptions described under the sections in this offering circular entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this offering circular. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. Examples of our forward-looking statements include:

•

our ability to obtain additional funding to develop and market our products;

•

the need to obtain regulatory approval of our products;

•

our ability to market our products;

•

market acceptance of our product;

•

competition from existing products or new products that may emerge;

•

potential product liability claims;

•

our dependency on third-party manufacturers to supply or manufacture our products;

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our ability to establish or maintain collaborations, licensing or other arrangements;

•

our ability and third parties’ abilities to protect intellectual property rights;

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our ability to adequately support future growth; and

•

our ability to attract and retain key personnel to manage our business effectively.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this offering circular are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

This offering circular also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price of $______. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of ______, 2018, our net tangible book value was $______, or $______ per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After (i) giving effect to the sale of ______ shares of common stock (minimum) and ______ shares of common stock (maximum) in this offering at an offering price of $______ per share, (ii) after deducting estimated offering expenses payable by us of $______, and (iii) assuming the conversion of all of our outstanding unsecured convertible promissory notes into ______ shares of our common stock contemporaneously with the closing of this offering (exclusive of shares issuable for accrued interest under such notes), our pro forma net tangible book value per share would have been $______ (minimum) and $______ (maximum) per share. This represents an immediate increase in pro forma net tangible book value per share of $______ (minimum) and $______ (maximum) per share to our existing stockholders and immediate dilution of $______ (minimum) and $______ (maximum) per share to new investors purchasing shares at the public offering price of $______ per share. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of ______, 2018.

	Minimum	Maximum
Assumed public offering price per share	$	$
Net tangible book value per share on ______, 2018	$	$
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$	$
Adjusted net tangible book value per share after this offering	$	$
Dilution in net tangible book value per share to new investors	$	$

The following tables set forth, as of ______, 2018, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price of $______ per share.

Minimum Offering

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing investors before this offering			$		$
Investors purchasing shares in this offering					$
Total			$		$

Maximum Offering

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing investors before this offering			$		$
Investors purchasing shares in this offering					$
Total			$		$

USE OF PROCEEDS

Based on an initial public offering price of $______ per share, we estimate that the net proceeds from this offering, after deducting commissions and expenses payable by us and other offering expenses payable by us, will be approximately $______ million if we sell a minimum of ______ shares and approximately $______ million if we sell all ______ shares of our common stock in this offering. However, this is a best efforts offering and there is no assurance that we will sell any shares or receive any proceeds.

We intend to use the proceeds from this offering as follows:

	Minimum Offering	Maximum Offering
Gross Proceeds
Offering expenses (commissions and company offering expenses) (1)
Net proceeds

Use of Proceeds

Working capital

(1)

This table assumes broker-dealer commissions of 1.0% of the gross offering proceeds.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management and board of directors will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this offering circular.

Overview

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), which can store and use energy via batteries and an inverter at a residential site.  Our market place is the solar industry, installers, new construction homebuilders, home remodelers, and homeowners. Our NV14 ESS seeks to provide more hybrid (120V / 240V) inverter and battery power, efficiency, and operating options, using Lithium Iron Phosphate (LiFePO4) batteries that have very high Depth of Discharge (DoD) cycles and a high thermal range (heat and cold tolerances), all contained in one integrated cabinet.

To date, we have completed the initial design work and entered the testing phase of our first offering, the NV14. In September 2018, we completed our first production representative prototype, which was modified in November 2018, and expect to submit the NV14 for the certifications required to sell the NV14 by early December 2018. Upon the receipt of such certification, which is expected in December 2018, we plan to commence manufacturing the NV14 and ramping up sales and marketing efforts. We will rely on contracted manufacturing partners to produce the NV14.

Plan of Operations

Our plan of operations is primarily focused on using the proceeds from this offering to finalize development of our NV14 product line and to bring our products to market. We intend to use the proceeds from this offering as follows:

	Minimum Offering	Maximum Offering
Gross Proceeds
Offering expenses (commissions and company offering expenses) (1)
Net proceeds

Use of Proceeds
Ongoing product development
Inventory and production
Working capital

(1)

This table assumes broker-dealer commissions of 1.0% of the gross offering proceeds.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months. However, if we only complete the minimum offering, we will be required to utilize cash from sales to fund additional inventory, which will delay our ability to grow our business.

Results of Operations

Period from March 5, 2018 (inception) through June 30, 2018

The following discussion pertains to the Company’s expenses for the period from inception on March 5, 2018 through June 30, 2018, as reported in our financial statements and notes thereto as shown in the Index to Financial Statements on page F-1

General and Administrative Expense - General and administrative expenses for the period from March 5, 2018 through June 30, 2018 were $80,095.  Such expenses reflected the initial overhead costs that were incurred by the Company in formulating its business plan for entry into the Energy Storage System business, and include non-cash stock compensation expense of $1,155.

Research and Development Expense - Research and development expense for the period from March 5, 2018 through June 30, 2018 were $20,000, and largely consisted of the cost of engaging a consultant to perform technical research for the Company in the area of product development.

Interest Expense - Interest expense for the period from March 5, 2018 through June 30, 2018 was $1,696, reflecting interest that was accrued on the Company’s long-term convertible notes payable which were sourced from various investors beginning in May 2018.

Net Loss - Net loss for the period from March 5, 2018 through June 30, 2018 was $101,791, representing the aggregate of the three expense categories indicated above. The Company has not recognized any income tax benefit for this initial loss due to the uncertainty of its ultimate realization.

Liquidity and Capital Resources

Operating activities.  Net cash used in operating activities for the period from March 5, 2018 through June 30, 2018 was $80,128.  This amount reflected the initial overhead costs that were incurred by the Company in formulating its business plan for entry into the Energy Storage System business.

Financing activities.  Net cash provided by financing activities for the period from March 5, 2018 through June 30, 2018 was $135,198.  This amount resulted from the initial debt and equity issuances of the Company in the amounts of $104,698 and $30,500, respectively.

We are not currently generating any revenue from our Energy Storage System business. We completed a private offering of our common stock in July 2018 that raised equity capital in the total amount of $750,000 and is expected to cover our funding needs until our product sales are projected to commence in late 2018. Until such time that we are able to generate sufficient operating cash flow from operations, if ever, we expect to finance our operating activities through a combination of equity offerings and debt financings and we may seek to raise additional capital through strategic collaborations. However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. Furthermore, even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital due to favorable market conditions or strategic considerations, which may cause dilution to our existing and future stockholders.

JOBS Act and Recent Accounting Pronouncements

The recently enacted JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Critical Accounting Policies

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our limited historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

BUSINESS

Overview

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), which can store and use energy via batteries and an inverter at a residential site. Our market place is the solar industry, installers, new construction homebuilders, home remodelers, and homeowners. Our NV14 ESS seeks to provide more hybrid (120V / 240V) inverter and battery power, efficiency, and operating options, using Lithium Iron Phosphate (LiFePO4) batteries that have very high Depth of Discharge (DoD) cycles and a high thermal range (heat and cold tolerances), all contained in one integrated cabinet.

To date, we have completed the initial design work and entered the testing phase of our first offering, the NV14. In September 2018, we completed our first production representative prototype, which was modified in November 2018, and expect to submit the NV14 for the certifications required to sell the NV14 by early December 2018. Upon the receipt of such certification, which is expected in December 2018, we plan to commence manufacturing the NV14 and ramping up sales and marketing efforts. We will rely on contracted manufacturing partners to produce the NV14. Although we will be selling and marketing across the United States, our initial market is San Diego, California. Per SDG&E, there are more than 200,000 solar customers as of 2017, half of which operate via AC micro-inverters and half operate via AC inverters. As such, we believe the San Diego is an ideal market for our initial market injection.

We were incorporated in March 2018 by our founder and CEO Brent Willson. Col Willson began researching the Energy Storage Sector in early 2017 and believed there was a compelling case for a better system than what the market was offering in December 2017. In February 2018, Col Willson procured two batteries and one inverter for initial test and validation of project viability. In March 2018, NeoVolta Inc. was incorporated, and in May 2018, Steve Bond was hired as CFO and additional batteries and inverters were purchased for more thorough testing, evaluation and integration.

NeoVolta NV14

The NV14 is a complete ESS with a 7680-Watt Hour hybrid (120V / 240V) Inverter and 14.4 kWh LiFePO4 Battery System (three 4.8 kWh batteries) all incorporated in one NEMA Type 3R rated indoor/outdoor cabinet system with all UL and electrical certifications and fire code requirements. The NV14 will be capable of storing and using either inverted (AC) photovoltaic or non-inverted (DC) photovoltaic power via the 14.4 kWh Battery System. The NV14 system will charge the batteries with excess AC or DC photovoltaic power during daylight conditions.  The inverter will invert DC battery power into AC power during periods of darkness or higher use periods. Once discharged, the batteries will be idle until excess solar photovoltaic is available and will subsequently begin to recharge. Once recharged, the batteries will discharge once solar photovoltaic begins to wane or when the customer needs more power than available from solar photovoltaic. By doing this, customers will be consuming their solar photovoltaic production instead of sending excess photovoltaic power to the grid, which will assist the customer in consuming electricity at the lowest rates possible. The NV14 is capable of recharging via solar photovoltaic power while also supplying power, but is not capable of recharging off the grid.

The NV14 cabinet will be rated for indoor/outdoor installation (NEMA Type 3R) allowing for more installation configurations and the ability to fit more residential customer use cases with measurements of 49” H x 36” W x 10” D that can be installed either inside (preferably in the garage) or outside (preferable near existing utility connections) of the residence.

*

Image of prototype - not actual product.

Our NV14 will also be capable of “Islanding” when used with AC or DC photovoltaic (PV) systems.  “Islanding” is when a photovoltaic generator or other electrical source continues to power a location or residence even though electrical grid power is no longer present. As islanding can be dangerous to utility workers, who may not realize that a circuit is still powered, an ESS capable of “islanding” must be capable of physically disconnecting from grid power when it senses that grid supply is not present.

NV14 currently includes a commercially available WiFi router plug and associated smart phone application that allows customers to visualize the state of the system in real time (charge/discharge for grid, photovoltaic, battery, and generator). Installers will also be able to make operating changes as required when/if local utilities make changes to Time-of-Use billing rates/times. Installers will be capable of making these changes on behalf of customers as they may desire. This remote monitoring/programming will also assist with any “health” of system and/or diagnosis and/or will be capable of pushing firmware as required.

We have sourced suppliers for the raw materials that we have used to create our prototypes and the products we will submit for testing and certification. Upon approval of our products, we intend to continue to utilize these suppliers for the raw materials required to build our products. We do not have long-term supply arrangements with any suppliers. If we lose our current suppliers, we believe that we will be able to source the raw materials needed to build our products from alternative suppliers. However, if we are required to use alternative suppliers, we can provide no assurance that we will be able to source the raw materials we need at similar costs to us, which may result in lower gross margins for our products or the need to raise the prices of our products, which may make our products less competitive.

We intend to sell wholesale to local installers and homebuilders.

We believe our NV14 product will qualify for a 30% Federal Tax Rebate per www.IRS.gov pursuant to IRS Form 5695 Residential Energy Credit, which provides that individuals may be able to take a credit of 30% of the costs of qualified solar electric property. Qualified solar electric property costs are costs for property that uses solar energy to generate electricity for use in homes located in the United States.

Overview of Initial Market (San Diego)

Although we will be selling and marketing across the United States, our initial market is San Diego, California. San Diego has a diverse residential need for electricity. Residents in the coastal areas use less electricity due to temperature atmospheric influences of the Pacific Ocean and daily effects of a routine marine layer. Residents in the higher desert geography use much higher amounts of electricity due to hotter summer and colder winter conditions. Residents in the in-between geographic areas have a wide range of electrical needs.

According to the U.S. Energy Information Administration, in 2016, the average annual electricity consumption for a U.S. residential utility customer was 10,766 Kilo Watt Hours (kWh), an average of 897 kWh per month. According to San Diego Gas & Electric, San Diego’s average residential rate (Schedule DR - Residential Service) is 27.10¢ per Kilo Watt Hour (kWh) up to 130% of baseline for summer and 23.03¢ per kWh up to 130% of baseline for winter. Above 130% of baseline, residential rates are as high as 55.36¢ per kWh in summer and 47.03¢ per kWh in winter months. San Diego electricity rates are high compared to the majority of the United States. This is in part due to a recent closure of a nuclear power plant, San Onofre Nuclear Generating Station (SONGS), early termination and decommissioning expenses associated with SONGS, lawsuits related to fires, and requirements to convert coal fired electricity plants to natural gas or other renewables among other rate cost drivers.

Starting in May 2018, San Diego’s local utility’s adoption of a Time-of-Use (TOU) rate structure, significantly increased rates.  TOU runs May-August between four and nine pm.  Under TOU, San Diego’s average residential rate is 36.336¢ per kWh up to 130% of baseline for summer and 39.441¢ per kWh up to 130% of baseline for winter. Customers above 130% baseline will pay as much as .67.294¢ per kWh in summer months.

San Diego solar customers who still utilize grid power will also see rate increases in 2018.  In the summer months, solar rates during on-peak hours will pay rates of 53.78¢ per kWh and will pay winter rates of 24.79¢ per kWh. By contrast, installed solar produces electricity at a rate of $0.08 cents per kilowatt hour. When solar customers and no longer grandfathered into Net Metering (discussed below) they will experience high summer bills during TOU periods that they have not been accustomed to for their first five years of being a solar owner. We believe this rate increase is designed to bring new and existing solar customers back into utility rate structure/billing obligations. Some customers use generators to either supplement power during high cost periods, during blackouts periods, or when no grid options are available.  This source of electricity generation can be expensive to install and has operating considerations. On average, a natural gas generator will cost $0.085 cents per kWh to operate according to https://www.uaex.edu/environment-nature/water/docs/IrrigSmart-3241-D-Determining-cost-of-electricity-at-natural-gas-generator.pdf. This operating cost is comparable to solar but increases greenhouse gases, is noisy, and requires routine maintenance. Diesel generators are even more expensive to operate and create more pollution.

Net Metering allows consumers who generate some or all of their own electricity to use that electricity anytime, instead of when it is generated.  Monthly net metering allows consumers to use solar power generated during the day at night.  It also allows solar customers to “store up” credits during months of high solar production and low consumption and subsequently use those credits during periods of high usage (typically during summer months).  Net Metering was a windfall for solar customers.  Recently, State regulators in California, retroactively changed Net Metering from indefinite to Net Metering 2.0 and TOU.  This change means that solar customers, upon reaching the five-year anniversary of installation, will sell excess electricity to the utility at wholesale rates (typically 8.0¢ per kWh) and then buy it back after sunset at retail rates.  During TOU summer months, this could equate to a solar customer selling excess power to the utility at 8.0¢ per kWh and then buying it back at a minimum of 36.336¢ per kWh, a 350% mark up. We believe that grandfather termination of Net Metering combined with TOU rate increases will likely result in growth in the ESS sector.

The California Public Utilities Commission Policy & Planning Division published a report on April 14, 2015 (Comparative Analysis of Utility Services & Rates in California), which states that the warmer summer climate contributes to the significant number of high bills in the Los Angeles and San Diego areas. This report further states that 9% of residential customers have above average summer bills. Rates have increased approximately 20% since this report was published and this does not include 2018 TOU rate program increases.

Using a baseline of 897 kWh per month, average San Diego electricity rates year-over-year will be approximately 27.10¢ per kWh summer and 23.03¢ winter non-TOU within the 130% baseline structure.  Accordingly, electricity bill prices will range between $242 summer and $206 winter. San Diego annual electrical bills will be between $2,500 on the low side and more typically $3,000 annually in the more populous inland areas.

Using the same baseline of 897 kWh per month, and applying TOU rate considerations, San Diego electricity rates year-over-year will be approximately 36.33¢ per kWh summer and 39.44¢ winter.  Accordingly, electricity bill prices will range between $322 summer and $350 winter. San Diego annual electrical bills will be between $3,864 on the low side and more typically $4,200 annually in the more populous inland areas.  If a customer uses more than the 130% baseline in the summer under TOU rates, then the portion above 130% baseline will be charged at a rate of 67.29¢ per kWh (SDG&E TOU-DR1 plan).  This is a 100% increase in rate above baseline.

Another consideration is utility directed extended blackout periods during Santa Ana wind periods, which are strong, extremely dry down-slope winds that originate inland and affect coastal Southern California and northern Baja California.  They often bring the lowest relative humidity of the year to coastal Southern California. These low humidity’s, combined with the warm, compressionally-heated airmass, plus high wind speeds, create critical fire weather conditions. Recent lawsuit payouts resulted in local utilities securing power to customers in areas prone to Santa Ana winds to reduce fire risk and further adverse legal actions. Presently, residents in these areas have little alternative but to install costly/noisy generators to power their residences when the utility turns off grid power.

In the ESS industry, customers make choices based upon blackout periods, incorporation with new and existing photovoltaic system, break even in years compared to local utility rates/billing, installation space requirements, Time-of-Use cost savings and off-sets, and environmental “green energy” considerations.

Overview of Solar Market

A report published by Mordor Intelligence in March 2018 states that, “Over the past decade, solar photovoltaic (PV) power has experienced dramatic deployment growth, coupled with substantial decreases in system prices.  Battery storage systems are increasingly being combined with residential solar PV installations because of their ability to make solar “dispatchable” by supplying stored electricity at later times of the day, when it would be more economical to do so.  The regulatory framework and economic structure of various countries are now favoring solar rooftop installations.  Solutions, such as community/cooperative solar solutions, green certificates, tax exemptions for income through solar energy, virtual net-metering, roof rental, and green energy wheeling are driving the solar rooftop installations.  Hence, governmental support and decreasing component prices of residential solar PV is expected to drive the growth of residential Energy Storage System market across the globe, during the forecast period.”

Residential Energy Storage System Market: Size and Demand Forecast in USD billion, Global, 2016 - 2023 in USD billion
2016
2017
2018
2019
2020
2021
2022
2023

Source: https://www.mordorintelligence.com/industry-reports/residential-energy-storage-system-market

Frost and Sullivan predict that, the residential battery storage market is expected to show enormous growth over the period of 2016 to 2022, from a market of $744 million in 2016 to $3.6 billion by 2022.

The primary target market for the NV14 is retrofitting existing residential solar systems, new solar installation, and integration into new home construction.  Initial marketing will be focused in Southern California (San Diego), but we also have homebuilder relationships in Hawaii that we intend to pursue. We believe these two locations have the greatest need and demand for solar and storage solutions due to climate, utility regulations, rate structures, energy prices, and consumer consumption habits.

Competition

We will compete with several large competitors already successfully selling in the ESS space. Notable competitors include: Tesla, LG Chem, Sonnen, Pika, Sunverge, and JLM, among others. Most of our competitors have significantly greater financial, product development, manufacturing and marketing resources. In addition, as energy storage becomes a necessary component for residential customers to realize better value/savings from their solar PV installation, we believe new competitors will emerge in this field. There is no assurance that we will be able to successfully compete in this market. However, we believe the NV14 provides superior capability at a lower price per kWh than competitors currently in the marketplace. NV14 includes a more powerful hybrid (120V / 240V) inverter, 7680 kWh, which means solar production can be converted to DC battery storage at a faster rate than less powerful 5 kWh inverters. This also means that the stored DC battery power can be converted to AC residential power at a faster rate than 5,000 kWh inverters.

Additionally, our 14.4 kWh battery system is capable of storing more power than certain of our competitors who have lower capacity batteries. Together, we believe a more powerful inverter and higher energy storage capacity, allows consumers to more effectively use their installed PV systems and lower their overall energy costs.

We may also compete with non-ESS power suppliers such as generator companies, most of which are likely significantly larger and more established than us. Some potential customers of our company may choose to utilize generators to either supplement power during high cost periods, during blackouts periods, or when no grid options are available.  This source of electricity generation can be expensive to install and has operating considerations. On average, a natural gas generator will cost $0.085 cents per kWh to operate according to https://www.uaex.edu/environment-nature/water/docs/IrrigSmart-3241-D-Determining-cost-of-electricity-at-natural-gas-generator.pdf. This operating cost is comparable to solar but increases greenhouse gases, is noisy, and requires routine maintenance. Diesel generators are even more expensive to operate and create more pollution.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we currently rely on a combination of trade secrets, including know-how, employee and third party nondisclosure agreements, and other contractual rights to establish and protect our proprietary rights in our technology.

We currently have not filed any patent applications. We intend to seek patent protection on our ESS design, although there is no assurance that we will be granted any such patents. We do not know whether any patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, there can be no assurance that these pending patent applications will provide us with protection.

Governmental Regulation

Our products will be subject to product safety regulations by federal, state, and local organizations. The following regulations are required for NV14 certification:

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Underwriters Laboratories (UL) 9540, 9540a, 1973, 1741, 1741 SA, 1699B Arc Fault, 1642, and 489

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National Electrical Manufacturers Association (NEMA) Type 3R

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International Electrotechnical Commission (IEC) 62897

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Electrical Codes: National Fire Codes (NEC) 2014 and 2017

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California Rule 21 Interconnection

Our battery cells, inverter, fuses, and breakers are already compliant with UL standards.  In early December 2018, we will submit our fully assembled NV14 to a certification agency for the above-mentioned certifications. These approvals could require significant time and resources from our management and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications.

Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of energy storage systems. Although we believe that our operations will be in material compliance with current applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.

Moreover, Federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Employees

As of October 1, 2018, we had two part-time employees/contractors, and accordingly, a high percentage of the work performed for our development projects is outsourced to qualified independent contractors.

Legal Proceedings

We are not subject to any litigation.

Properties

Our corporate and executive offices are in located in San Diego, California. We believe our facilities are sufficient to meet our current needs and that suitable space will be available as and when needed. We do not own any real property.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of October 1, 2018. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Brent Willson	53	Director, President and Chief Executive Officer
Steve Bond	43	Director and Chief Financial Officer

Set forth below is biographical information about each of the individuals named in the tables above:

Brent Willson. Brent Willson has served as founder and a director and as our president and chief executive officer since our inception. Col Willson recently retired after 30-years of distinguished service with the United States Marine Corps. Col Willson rose to the rank of USMC Colonel where he was responsible for large acquisitions, security, facilities and infrastructure, and was an aviator. At the Office of the Secretary of Defense for Acquisition, Col Willson was responsible for managing the Defense Department’s $100 billion portfolio of helicopters and tilt-rotor aircraft. Since January 2018, Col Willson has served as a director and as president and chief executive officer of Holly Brothers Pictures, Inc., a crypto-currency company. Col Willson holds a BS in Business Administration, a Masters of Military Science and a Masters of National Security and Strategic Studies. Col Willson also holds all military pilots ratings and FAA multi-engine airplane/helicopter with instrument license. We believe Col Willson’s background in managing large portfolios and his educational background qualifies him to serve as a director of the company.

Steve Bond. Steve Bond has served as a director and as our chief financial officer since our inception. Over the last 15 years, Steve Bond has worked with over 100 companies as a consulting executive in finance, strategy and revenue growth. Since January 2018, Mr. Bond has served as a director and as chief financial officer of Holly Brothers Pictures, Inc., a crypto-currency company. Mr. Bond has been active in the San Diego Rotary Club and serves on the Board of Promises to Kids. Mr. Bond graduated Summa Cum Laude in Finance from San Diego State University in 2000. We believe Mr. Bond’s consulting experience and his educational background qualifies him to serve as a director of the company.

Director Independence

Our board of directors undertook a review of the composition of our board of directors and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of our directors is independent as defined under the Nasdaq Rules. We intend to appoint ______ independent directors prior to this commencement of this offering.

Committees of the Board of Directors

Our board of directors will prior to this offering establish an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors prior to this offering.

Audit Committee. Our audit committee will consist of three independent directors. The members of the audit committee will be ______________. The audit committee consists exclusively of directors who are financially literate. In addition, ______________ will be considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

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overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

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engaging, retaining and terminating our independent auditor and determining the terms thereof;

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assessing the qualifications, performance and independence of the independent auditor;

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evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

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reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

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reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

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producing a committee report for inclusion in applicable SEC filings;

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reviewing the adequacy and effectiveness of internal controls and procedures;

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establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

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reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our compensation committee will consist of three independent directors. The members of the Compensation Committee will be ______________. The committee has primary responsibility for:

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reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

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reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

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once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

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approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

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reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee will consist of three independent directors. The members of the Nominating and Governance Committee will be ______________. The Nominating and Governance Committee’s responsibilities include:

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recommending persons for election as directors by the stockholders;

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recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

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reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

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reviewing any stockholder proposals and nominations for directors;

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advising the board of directors on the appropriate structure and operations of the board and its committees;

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reviewing and recommending standing board committee assignments;

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developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

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making recommendations to the board as to determinations of director independence; and

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making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Business Conduct and Ethics

Prior to this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at www.neovolta.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Compensation of Executive Officers

Summary Compensation Table

We were formed on March 5, 2018. The following table shows the compensation awarded to or earned in our last reporting period, which ended June 30, 2018 by our chief executive officer and our chief financial officer. We did not have any officers that received more than $100,000 in compensation. The persons listed in the following table are referred to herein as the “named executive officers.”

Summary Compensation Table - 2018

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Total ($)
Brent Willson, President and Chief Executive Officer (2)	2018	24,999	393	25,392

Steve Bond, Chief Financial Officer (3)	2018	5,000	132	5,132

(1)

Represents the full grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. For a description of these stock awards, see Note 4 to the Company’s financial statements.

(2)

Col Willson joined the Company on May 1, 2018.   The amount shown in the first column represents the payments made or accrued by the Company to Col Willson from the start date of his engagement through June 30, 2018.  Such payments were made to Col Willson’s personal consulting company in his capacity as a contractor, not as an employee.

(3)

Mr. Bond joined the Company in June 1, 2018.  The amount shown in the first column represents the payments made or accrued by the Company to Mr. Bond from the start date of his engagement through June 30, 2018.  Such payments were made to Mr. Bond in his capacity as a contractor, not as an employee.

Narrative Disclosure to Summary Compensation Table

On May 1, 2018, we entered into an independent contractor agreement with Canmore International, Inc., which is affiliated with Col Willson. The agreement provides for a term of two years, which we may extend for additional one-year terms. Pursuant to the agreement, we agreed to pay Canmore cash fees of $12,500 per month. In addition, pursuant to the agreement, we issued Canmore 1,500,000 shares of Company common stock; provided that if Canmore does not achieve certain milestones set forth in the agreement, we have the right to repurchase such shares at a purchase price of $0.01 per share. The milestones are as follows: (i) milestone 1: design, engineer and submit for certification a residential Phase I ESS (500,000 shares are subject to milestone 1); (ii) milestone 2: upon certification, ramp up ESS production to a minimum of 1200 units annually (750,000 shares are subject to milestone 2); and (iii) milestone 3: increase production of ESS to meet sales needs and design, engineer and gain certification of Phase 2 ESS (250,000 shares are subject to milestone 3). In addition, Canmore is entitled to an additional 100,000 shares of common stock if 50 NV14 products are produced by the end of 2018 and an additional 500,000 shares of common stock if 1200 NV14 products are produced by the end of 2019.

On June 1, 2018, we entered into an independent contractor agreement with Steve Bond. Pursuant to the agreement, we agreed to pay Mr. Bond cash fees of $5,000 per month. In addition, pursuant to the agreement, we issued Mr. Bond 500,000 shares of Company common stock; provided that if Mr. Bond does not achieve certain milestones set forth in the agreement, we have the right to repurchase such shares at a purchase price of $0.001 per share. The milestones are as follows: (i) milestone 1: finalize a relationship with a broker/dealer (300,000 shares are subject to milestone 1); and (ii) milestone 2: conduct monthly financial reporting (200,000 shares are subject to milestone 2). In addition, Mr. Bond is entitled to an additional 150,000 shares of common stock if this offering is completed and 50 NV14 products are produced and sold by the end of 2018 and an additional 100,000 shares of common stock if 1200 NV14 products are produced by the end of 2019.

Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers on June 30, 2018.

Outstanding Equity Awards At June 30, 2018

Name	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Brent Willson	1,500,000	0
Steve Bond	500,000	0

Director Compensation

We do not currently have any independent directors. We do not pay Col Willson and Mr. Bond any additional compensation for serving as a director.

2018 Stock Plan

Prior to the date of this offering, we will adopt a 2018 Stock Plan (the “Plan”). The Plan will be a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. The purpose of the Plan is to recognize contributions made to our Company by key employees and non-employee directors and to provide them with additional incentive to achieve the objectives of our Company. The following is a summary of the Plan.

Administration. The 2018 Plan will be administered by our board of directors or, once established, the compensation committee of the board of directors (we refer to the body administering the 2018 Plan as the “Committee”). The Committee has full authority to select the individuals who will receive awards under the 2018 Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Limit on Non-Employee Director Compensation. Under the 2018 Plan, the following limits will apply to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the 2018 Plan and cash fees paid to such non-employee director, will not exceed $____________ in total value. For purposes of these limitations, the value of awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the 2018 Plan will be ____________. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2018 Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the 2018 Plan. The number of shares of common stock issuable under the 2018 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2018 Plan. No award granted under the 2018 Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees for purposes of the 2018 Plan, all non-employee directors and consultants are eligible to receive awards under the 2018 Plan. As of October 1, 2018, two employees and directors were eligible to participate in the 2018 Plan.

Awards to Participants. The 2018 Plan provides for discretionary awards of stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the 2018 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the 2018 Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the 2018 Plan was adopted.

Stock Appreciation Rights. The Committee has the discretion to grant stock appreciation rights to participants. The Committee determines the exercise price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant in common stock or in cash, at our discretion, an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The Committee has the discretion to set the terms and conditions applicable to the award, including the number of shares subject to the stock appreciation right and the vesting schedule, provided that each stock appreciation right will expire not more than ten years from the date of grant and no dividends or dividend equivalents shall be paid with respect to any stock appreciation right prior to the exercise of the stock appreciation right.

Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any stock award subject to restrictions will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse.

Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents will be held by us and paid only to the extent the restrictions lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the 2018 Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the 2018 Plan; Term of the 2018 Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the 2018 Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the 2018 Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or stock appreciation right or cancelling a stock option or stock appreciation right in exchange for cash, other stock options or stock appreciation rights with a lower exercise price or other stock awards. (This prohibition on repricing without stockholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No awards may be granted under the 2018 Plan on or after the tenth anniversary of the initial effective date of the 2018 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 1, 2018, we entered into an independent contractor agreement with Canmore International, Inc., which is affiliated with Col Willson. The agreement provides for a term of two years, which we may extend for additional one-year terms. Pursuant to the agreement, we agreed to pay Canmore cash fees of $12,500 per month. In addition, pursuant to the agreement, we issued Canmore 1,500,000 shares of Company common stock; provided that if Canmore does not achieve certain milestones set forth in the agreement, we have the right to repurchase such shares at a purchase price of $0.01 per share. The milestones are as follows: (i) milestone 1: design, engineer and submit for certification a residential Phase I ESS (500,000 shares are subject to milestone 1); (ii) milestone 2: upon certification, ramp up ESS production to a minimum of 1200 units annually (750,000 shares are subject to milestone 2); and (iii) milestone 3: increase production of ESS to meet sales needs and design, engineer and gain certification of Phase 2 ESS (250,000 shares are subject to milestone 3). In addition, Canmore is entitled to an additional 100,000 shares of common stock if 50 NV14 products are produced by the end of 2018 and an additional 500,000 shares of common stock if 1200 NV14 products are produced by the end of 2019.

On June 1, 2018, we entered into an independent contractor agreement with Steve Bond. Pursuant to the agreement, we agreed to pay Mr. Bond cash fees of $5,000 per month. In addition, pursuant to the agreement, we issued Mr. Bond 500,000 shares of Company common stock; provided that if Mr. Bond does not achieve certain milestones set forth in the agreement, we have the right to repurchase such shares at a purchase price of $0.001 per share. The milestones are as follows: (i) milestone 1: finalize a relationship with a broker/dealer (300,000 shares are subject to milestone 1); and (ii) milestone 2: conduct monthly financial reporting (200,000 shares are subject to milestone 2). In addition, Mr. Bond is entitled to an additional 150,000 shares of common stock if this offering is completed and 50 NV14 products are produced and sold by the end of 2018 and an additional 100,000 shares of common stock if 1200 NV14 products are produced by the end of 2019.

We intend to create an audit committee prior to this offering. Our audit committee charter will provide that our audit committee will be responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of October 1, 2018, regarding beneficial ownership of our common stock by:

•

each of our directors;

•

each of our executive officers;

•

all directors and executive officers as a group; and

•

each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o NeoVolta, Inc., 7660-H Fay Avenue, #359, La Jolla, California 92037.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering (1)	Percentage owned after offering
			Minimum	Maximum
Brent Willson	1,600,000 (2)	43.2
Steve Bond	500,000 (3)	13.5
Directors and Officers as a group	2,100,000 (4)	56.7
5% or greater shareholders

*

Less than 1%.

(1)

Based on 3,700,000 fully diluted shares of common stock outstanding as of October 1, 2018.

(2)

Includes 1,500,000 shares that are subject to the Company’s right to buyback the shares as described in the section “Executive Compensation - Narrative Disclosure to Summary Compensation Table” above.

(3)

Includes 500,000 shares that are subject to the Company’s right to buyback the shares as described in the section “Executive Compensation - Narrative Disclosure to Summary Compensation Table” above.

(4)

Includes 2,000,000 shares that are subject to the Company’s right to buyback the shares as described in the section “Executive Compensation - Narrative Disclosure to Summary Compensation Table” above.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the NeoVolta, Inc. articles of incorporation and bylaws, which are included as exhibits to the offering statement of which this offering circular forms a part, and the applicable provisions of the Nevada Revised Statutes.

Our amended and restated articles of incorporation to be in effect prior to the completion of this offering will authorize us to issue up to ______ shares of common stock and ______ shares of preferred stock. Our 12% unsecured promissory notes will be automatically converted into ______ shares of common stock contemporaneously with the closing of this offering (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth above assumes no such limitation on the conversion of the notes. Without giving effect to the conversion of our notes contemporaneously with the closing of this offering, we will have ______ shares of common stock outstanding (if the minimum number of shares are sold) or ______ shares of common stock outstanding (if the maximum number of shares are sold) immediately after the closing of this offering.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to ______ shares of preferred stock. Our articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Convertible Notes

In May and June 2018, we issued 12% convertible notes in an aggregate of $104,698 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $0.0063 per share, subject to the limitations set forth below. To the extent any convertible notes may not be converted into common stock due to the limitations discussed below, such convertible notes will convert into our common stock in the future at such times when the conversion would be permitted.

None of the foregoing convertible notes will be convertible by the holder of such notes to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our articles of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this offering.

Transfer Agent

The transfer agent for our common stock is ______.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the closing of this offering, we will have:

•

______ shares of common stock that will issuable upon the conversion of our outstanding convertible notes (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth assumes no such limitation on the conversion of the notes; and

•

______ shares available for future issuance under the NeoVolta, Inc. 2018 Stock Plan.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.

Lock-Up

Our executive officers, directors, and certain stockholders, will agree not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is ______ months after the date of this offering.

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Offering Circular, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

Offering Procedure

Our shares are being offered on a best efforts basis by the Company and through Sageworks Capital LLC a broker/dealer registered with SEC and a member of FINRA. We have agreed to pay Sageworks Capital LLC a broker-dealer services fee equivalent to 1% on funds raised in the Offering. We have also agreed to pay Sageworks LLC an administrative fee of $8,000. If we engage the services of additional broker-dealers in connection with the Offering, their commissions will be an additional expense of the offering. If we engage one or more commissioned sales agents, we will supplement this Offering Statement to describe the arrangement.

We have agreed to issue and sell to the public through the underwriters, and the underwriters has agreed to offer and sell, a minimum of ___________ shares of common stock and a maximum of ___________ shares of common stock on a “best efforts” basis. If $___________ million in subscriptions for the shares (the “Minimum Offering”) is not deposited in escrow on or before __________, 2019 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this Minimum Offering amount has been deposited by __________, 2019, the offering may continue until the date when all shares have been sold or the date which is six month from this offering being qualified by the SEC.

Funds tendered by investors will be kept in an escrow account until the next closing after they are received by the escrow agent. At each closing, funds held in escrow will be distributed to us, and the associated shares will be issued to the investors. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit cards or ACH transfer directly to the escrow account established for this offering or deliver checks made payable to “______________” which the escrow agent shall deposit into such escrow account and release to us at each closing. Subject to the Minimum Offering being raised, we intend to close on all funds received from investors that are deposited in the escrow account.

We will engage ___________ as escrow agent and the escrow agreement has been filed as an exhibit to the Offering Statement of which this Offering Circular is a part. The escrow agent has not investigated the desirability or advisability of investment in our common stock nor approved, endorsed or passed upon the merits of purchasing the common stock.

We will use the website https:// __________.com to provide information on the offering to potential investors. The website will be the exclusive means by which prospective investors may subscribe in this offering. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the foregoing website.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

If the Minimum Offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

Pricing of the Offering

The public offering price of the shares in this offering will be determined by our Board of Directors and Sageworks Capital LLC without the assistance of a third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to invest in the offering. The only investor in this offering exempt from this limitation is an “accredited investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

(1)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2)

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4)

You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(5)

You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering; or

(6)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940.

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Listing

Our common stock is not listed for trading on any exchange or automated quotation system. We intend, upon qualification, to engage a market maker to apply for quotation on the OTC Market. There can be no assurance that a market maker will agree to file the necessary documents with the FINRA, nor can there be any assurance that such an application for quotation will be approved.

Other Selling Restrictions

Other than in the United States, no action has been taken by us or Sageworks Capital LLC that would permit a public offering of our common stock in any jurisdiction where action for that purpose is required. Our common stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our common stock be distributed or published in any authority, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our common stock in any authority in which such an offer or solicitation would be unlawful.

LEGAL MATTERS

The validity of the shares of common stock being offered by this offering circular will be passed upon for us by ______ LLP.

EXPERTS

The financial statements as of June 30, 2018 and for the period from March 5, 2018 (inception) to June 30, 2018, included in this Offering Circular have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the Financial Statements), by MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We also maintain a website at www.neovolta.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

NeoVolta, Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

NeoVolta Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of NeoVolta, Inc. (the “Company”) as of June 30, 2018, and the related statements of operations, stockholders’ deficit, and cash flows for period from March 5, 2018 (inception) to June 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows from March 5, 2018 (inception) to June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2018.

Houston, Texas

October 10, 2018

NEOVOLTA, INC.

Balance Sheet

June 30, 2018

Assets
Current assets:
Cash and cash equivalents	$55,070
Total current assets	55,070

Total assets	$55,070

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable - related parties	$18,812
Accrued interest payable	1,696
Total current liabilities	20,508

Convertible notes payable	104,698
Total liabilities	125,206

Stockholders' deficit:
Common stock, $0.001 par value, 30,000,000 shares authorized,
260,000 shares issued and outstanding	260
Additional paid-in capital	31,395
Accumulated deficit	(101,791)
Total stockholders' deficit	(70,136)

Total liabilities and stockholders' deficit	$55,070

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Statement of Operations

For the Period from Inception

(March 5, 2018) through June 30, 2018

Operating expenses:
General and administrative	$80,095
Research and development	20,000
Total operating expenses	100,095

Other income (expense):
Interest expense	(1,696)

Net loss	$(101,791)

Weighted average shares outstanding - basic and diluted	105,299

Net loss per share	$(0.97)

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Statement of Stockholders' Deficit

For the Period from Inception

(March 5, 2018) through June 30, 2018

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance at Inception	-	$-	$-	$-	$-

Issuance of common stock	160,000	160	30,340	-	30,500

Stock compensation expense	100,000	100	1,055	-	1,155

Net loss	-	-	-	(101,791)	(101,791)

Balance at June 30, 2018	260,000	$260	$31,395	$(101,791)	$(70,136)

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Statement of Cash Flows

For the Period from Inception

(March 5, 2018) through June 30, 2018

Cash flows from operating activities:
Net loss	$(101,791)
Adjustments to reconcile net loss to net
cash provided by (used in) operations:
Stock compensation expense	1,155
Changes in current assets and liabilities
Accounts payable - related parties	18,812
Accrued expenses	1,696
Net cash flows used in operating activities	(80,128)

Cash flows from financing activities:
Issuance of common stock	30,500
Issuance of convertible notes payable	104,698
Net cash flows from financing activities	135,198

Net increase in cash and cash equivalents	55,070

Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	$55,070

Supplemental disclosures of cash flow information
Cash paid for interest	$-
Cash paid for income taxes	-

See Accompanying Notes to Financial Statements.

NEOVOLTA, INC.

Notes to Financial Statements

June 30, 2018

(1)

Business and Summary of Significant Accounting Policies

Description of Business - NeoVolta, Inc. (“we”, “our” or the "Company") is a Nevada corporation, which was formed on March 5, 2018.  The Company is in the residential Energy Storage System (ESS) business and is presently developing a proprietary battery system.  In September 2018, we completed our first production representative prototype, and expect to submit it for the required certifications by October 2018. Upon the receipt of such certification, which is expected in November 2018, we plan to commence manufacturing and ramping up sales and marketing efforts.

Basis of Presentation - The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end will be December 31.

Cash and Cash Equivalents - The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents.  Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000.  The amount in excess of the FDIC insurance at June 30, 2018 was zero.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (“ASC”) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Beneficial Conversion Feature - The Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The Company estimated the fair value of its common stock on the dates issued. The intrinsic value of the beneficial conversion feature, if any, is recorded as a debt discount and amortized to interest expense over the life of the note.

Stock Compensation Expense - Employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Share-based awards to non-employees which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.  As of June 30, 2018, the Company had outstanding common stock equivalents in the amount 16,618,730 shares.

Recent Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which will replace numerous requirements in U.S. GAAP, including industry-specific requirements, and provide companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company is currently evaluating the impact that this standard will have on its financial statements at the time the Company starts to generate revenue or enters into other contractual arrangements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company currently has no outstanding leases, however, it is evaluating the impact that this standard could have on its financial statements.

Research and Development Costs - Research and development costs are expensed as incurred.

Use of Estimates - Management has made a number of estimates and assumptions in preparing these financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ from those estimates.

Related Parties: - The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(2)

Going Concern

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2018, the Company has incurred an accumulated deficit of $101,791, and had not yet generated any revenue from operations.

Additionally, management anticipates that its cash on hand as of that date plus the additional cash generated from its equity offering subsequent thereto, discussed further within these notes to the financial statements, is sufficient to fund its planned operations into but not beyond the near term. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, third-party funding, collaborations, strategic alliances and licensing arrangements or a combination thereof. Management cannot be certain that such events can be achieved.

(3)

Convertible Notes Payable

On various dates beginning in May 2018, the Company entered into six unsecured convertible notes payable for aggregate proceeds of $104,698.  Each note bears interest at 12% per annum and both principal and accrued interest are due at maturity five years from the date of issuance. These notes are convertible at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $0.0063 per share.  The Company performed an analysis to determine whether there was a beneficial conversion feature and noted none.

Upon a successful completion of an initial public offering (“IPO”) of the Company’s securities, the notes will be automatically converted into shares of the Company’s common stock at the conversion price, provided that no holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion.

As of June 30, 2018, future maturities of these notes payable are as follows:

Year ending June 30, 2019	$-
Year ending June 30, 2020	-
Year ending June 30, 2021	-
Year ending June 30, 2022	-
Year ending June 30, 2023	104,698

$104,698

(4)

Equity

Common Stock - In March 2018, the Company issued 100,000 shares of its common stock to its chief executive officer in exchange for his founding capital contribution in the amount of $500, which equates to a price of $0.005 per share.

In June 2018, the Company commenced a private placement offering of shares of its common stock to a group of accredited investors at an offering price of $0.50 per share. Such shares were offered subject to a total minimum investment amount of $25,000 and a maximum investment amount of $750,000.  The subscription agreement includes, among other things, certain “lockup” provisions in the event of a successful IPO of the Company’s securities.  As of June 30, 2018, the Company had received a completed subscription agreement from one investor for a total of 60,000 shares, or $30,000.  Subsequent to June 30, 2018, the Company had received completed subscription agreements from additional investors for the maximum remaining total of 1,440,000 shares, or $720,000 (see Note 7).

In June 2018, the Company issued 100,000 shares of its common stock to a consultant in exchange for his agreement to provide certain marketing and information technology services to the Company.  Such shares were valued at a price of $0.0063 per share for a total amount of $630 which was treated as non-cash stock compensation expense.

Stock Compensation Expense - In June 2018, the Company issued a total of 2,100,000 shares of common stock to two executive officers and one consultant in book entry form.  The Company has valued the stock grants at a total amount of $13,200, based on an assumed price of $0.0063 per share, and is amortizing that amount as stock compensation expense over the two year compensation agreement period (of that amount, $525 was amortized as of June 30, 2018).

(5)

Income Taxes

The Company is subject to United States federal income taxes at an approximate rate of 21%. The reconciliation of the provision for income taxes at the federal statutory rate, compared to the Company’s income tax expense as reported, is as follows (rounded to nearest $00):

From March 5, 2018 (Inception) to June 30, 2018
Income tax benefit computed at statutory rate	$21,100
Change in valuation allowance	(21,100)
Provision for income taxes	$-

Significant components of the Company’s deferred tax assets at the currently enacted corporate income tax rate are as follows (rounded to nearest $00):

As of June 30, 2018
Deferred income tax assets
Net operating losses	$21,100
Valuation allowance	(21,100)
Net deferred income tax assets	$-

The Company has an operating loss carry forward of approximately $100,600, which expires commencing in 2038.

(6)

Related Parties

From time to time, the Company may enter into transactions with related parties in the ordinary course of business.  As of June 30, 2018, the Company had accrued liabilities to its two officers for monthly consulting services in the amount of $18,812.

(7)

Subsequent Event

In July 2018, the Company completed the private placement offering of shares of its common stock that it commenced in June 2018 (see Note 4). After receiving one completed subscription agreement from an investor for a total of 60,000 shares, or $30,000, prior to June 30, 2018, the Company received completed subscription agreements from additional investors for the maximum remaining total of 1,440,000 shares, or $720,000, subsequent to June 30, 2018.

PART III - EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Amended and Restated Articles of Incorporation of NeoVolta, Inc. *
2.2	Amended and Restated Bylaws of NeoVolta, Inc. *
3.1	Form of convertible promissory note issued to debt holders
4	Subscription Agreement for Offering*
6.1	Independent Contractor Agreement between NeoVolta, Inc. and Canmore International Inc. dated May 1, 2018 (1)
6.2	Independent Contractor Agreement between NeoVolta, Inc. and Steve Bond dated June 1, 2018 (1)
6.3	NeoVolta, Inc. 2018 Stock Plan *
8	Escrow Agreement with ______ *
11.1	Consent of MaloneBailey, LLP
11.2	Consent of ______ LLP (included in Exhibit 12)*
12	Opinion of ______LLP as to legality of the securities being registered*

*

To be filed by amendment.

(1)

Previously filed.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on December 7, 2018.

NeoVolta, Inc.

By:	/s/ Brent Willson
Brent Willson Director, President and Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Brent Willson
Brent Willson	Director, President and Chief Executive Officer (principal executive officer)	December 7, 2018

/s/ Steve Bond
Steve Bond	Chief Financial Officer (principal financial and accounting officer)	December 7, 2018

III-2